Exhibit 10.105

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of October 2, 2015, between Twinlab Consolidation Corporation, a Delaware Corporation (the “Company”) and Naomi L. Balcombe (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. Position, Duties, and Office Location.

(a)      The Company shall employ Executive, and Executive hereby accepts employment with the Company, as the Company’s President of Direct-To-Consumer. Executive shall report to the Company’s Chief Executive Officer, and shall render such administrative, sales, marketing, and other executive managerial services to the Company commensurate with Executive’s position and as the Company’s Chief Executive Officer may direct from time to time. The Company may, with Executive’s consent, transfer Executive to other executive level positions, if consistent with Executive’s skills and experience, within the Company or an affiliated company. This full-time position will commence on the date of the “Closing” (as defined in that certain Unit Purchase Agreement (the “Purchase Agreement”) between Executive, among others, on the one hand and the Company, on the other hand, regarding the acquisition by the Company of the outstanding units of Organic Holdings LLC) (the “Start Date”). The location at which Executive will perform services pursuant to this Agreement shall initially be the existing offices of Organic Holdings LLC, in Boca Raton, Florida, and is currently intended to thereafter, at the Company’s sole discretion, be the Company’s offices located in the greater Tampa Bay/St. Petersburg, Florida metropolitan area, subject in each case to reasonable travel required to perform such duties. A transfer to an office located outside the States of Florida, Connecticut, or New York shall be deemed a material change in the geographic location at which Executive must perform the services pursuant to this Agreement.

(b)      Executive will be loyal to the Company during the employment and devote Executive’s full-time business efforts and attention to Executive’s employment with the Company. Except as set forth on Schedule I to this Agreement, during Executive’s period of employment with the Company, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any entity other than the Company or its Affiliates without the prior written consent of the Company’s Chief Executive Officer; provided that (1) Executive may serve as an officer or director or otherwise participate in civic, educational, social, and religious organizations and (2) Executive may attend to Executive’s personal matters and personal or family finances, investments and business affairs, in each case, so long as such activities do not interfere with Executive’s employment obligations to the Company. Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in this Section 1(b).

2. Base Salary. From the Start Date through the day prior to the two (2) year anniversary of the Start Date, Executive’s base salary shall be One Hundred Thousand Dollars ($100,000) per year. If Executive continues employment with the Company for more than two (2) years from Executive’s Start Date with the Company, then for any such period of employment beginning on or after the first (1st) day of the third (3rd) year of employment with the Company, Executive shall be paid a base salary of Three Hundred Thousand Dollars ($300,000) per year, subject to review at least annually by the Board of Directors of the Company (the “Board”) for increase. Executive’s base salary shall be paid in accordance with the Company’s normal payroll practices, currently bi-weekly pay periods, and from which the Company shall withhold taxes in accordance with applicable regulations. Except as mutually agreed by the parties in writing, any increase in Executive’s base salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.

3. Bonus Programs.

(a)      Annual Performance Bonus. In addition to Executive’s base salary, Executive will be eligible to participate in any performance-based bonus program(s) that the Company provides for key executives at a bonus level commensurate with Executive’s position in the Company, except that for the first two years following the Start Date, if the bonus award amount available to Executive in a particular program is based on something other than a percentage of Base Salary, then such bonus award amount for Executive shall be one-third (1/3rd) of that available in the program to others with Executive’s position in the Company. The metrics upon which any performance-based bonus program is based shall be reviewed and may be modified annually by the Company in its sole discretion. At whatever time paid, any bonus paid to Executive will be paid, less any required taxes and withholding in accordance with applicable regulations.

(b)      Retention Bonus. If Executive continues employment with the Company for at least two (2) years from Executive’s Start Date, the Company shall pay Executive a retention bonus as follows: (i) Four Hundred Thousand Dollars ($400,000), and (ii) a payment of 200% of the aggregate performance bonuses paid to Executive under Section 3(a) for the first two years of Executive’s employment. The retention bonus provided by this Section shall be paid in two (2) equal installments on the Company’s first two (2) regularly scheduled payroll pay dates after the two (2) year anniversary of Executive’s Start Date.

4. Fringe Benefits. As a full-time employee, Executive will be entitled to participate in the Company’s comprehensive benefits programs available to employees and officers of the Company generally, including, but not limited to, Company holidays, which holidays will be scheduled by the Company in its sole discretion. The specific terms of all benefit programs are as set out in applicable policy statements, program documents, and insurance policies, and are subject to change at any time in the Company’s sole discretion. In addition to Company holidays, Executive will be entitled to twenty (20) paid-time-off (“PTO”) days per year, subject to the terms of the Company’s PTO policy.

5. Business Expenses. Executive will be reimbursed for business expenses incurred during Executive’s employment, including business related travel expenses, in accordance with the Company’s business expense policy and subject to documentation requirements as provided in that policy.

6. Terms of Employment. Executive’s employment relationship with the Company shall be at will and subject to termination by Executive or the Company at any time for any reason or no reason, with or without cause; provided, however, that if the Company terminates Executive’s employment other than for “Cause” (defined in Section 7(a) below) or if Executive terminates Executive’s employment with the Company at any time for “Good Reason” (defined in Section 7(b) below), during the term of this Agreement, Executive will receive “Severance Pay” as provided for in Section 7.

7. Severance Pay. Executive will be entitled to Severance Pay as described in Section 7(d) if the Company terminates Executive’s employment other than for “Cause” or if Executive terminates employment for “Good Reason”, both as defined below, and subject to the conditions set forth in this Section. Except for such Severance Pay as may be available to Executive pursuant to and in accordance with the terms of this Section, Executive will not be entitled to other compensation or benefits from the Company after termination of employment except any vested benefits accrued before the termination of employment under the terms of any Company qualified retirement plan or written benefit plan applicable to Executive (“Vested Rights”), reimbursement for any unreimbursed business expenses due pursuant to Section 5 hereof, and, to the degree provided for under applicable Company policy, unpaid salary, and accrued (in accordance with Company policy) but unused PTO through the date of termination. Without limiting the foregoing, Executive and Executive’s qualified beneficiaries shall continue to be entitled to elect continuation coverage under the federal law known as COBRA, in accordance with the terms of that law.

(a)      “Cause” for termination means termination due to Executive’s death or for any of the following reasons: (i) conviction, or a plea of “guilty” or “no contest” to, any crime (whether or not involving the Company) constituting a felony or involving moral turpitude in the jurisdiction involved; (ii) an act of physical violence causing bodily harm to another person on Company property or off Company property but in the performance of Executive’s duties as a Company employee (iii) reporting to work under the influence of alcohol or a controlled substance (except prescription drugs used as prescribed); (iv) gross neglect or willful misconduct in the performance of Executive’s duties, or willful failure or willful refusal to perform Executive’s duties; (v) conduct which is materially injurious or materially damaging to the Company or the reputation of the Company; (vi) a material violation of this Agreement or the Company’s policies (other than as otherwise specified in Sections 7(a)(i), (ii), (iii), (iv), (v), or (vii) hereof), which is not cured to the reasonable satisfaction of the CEO within thirty (30) days of written notice thereof to Executive, provided, however, that if the specified breach cannot be cured within such thirty (30) day period and Executive commences reasonable steps within such thirty (30) day period to remedy such breach and diligently continues such steps thereafter and does effect a cure for such breach within ninety (90) days of such notice, such violation shall not constitute “Cause” and the Executive’s employment shall not be terminated; or (vii) Executive is unable to substantially perform Executive’s job duties for a continuous period of ninety (90) days or for one hundred twenty (120) days in any twelve (12) month period due to physical or mental disability; provided that if any other Company executive is by contract provided a longer period of disability before they may be terminated for “Cause”, then such longer time period shall automatically apply to Executive for purposes of this provision Section 7(a)(vii). For purposes of this Agreement, no act or failure to act by Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company. Any act or failure to act based upon the instructions of the Board or the Chairman of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Under no circumstances shall poor Company financial performance, whether generally or specifically in the business unit(s) managed by Executive, be deemed to constitute “Cause.”

(b)      “Good Reason” for termination by Executive means termination of employment as a result of any of the following, except when done with Executive’s consent: (i) A diminution in Executive’s base compensation, other than a proportional reduction pursuant to a Company-wide reduction of all executive salaries due to economic conditions, or a material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which Executive is entitled, other than a proportional reduction pursuant to a Company-wide change in Company policies or benefit plans, or a failure to provide such benefits or perquisites when due; (ii) A material diminution in Executive’s authority, duties, titles, or responsibilities; (iii) A material change in the geographic location at which Executive must perform the services hereunder; or (iv) Any other action or inaction that constitutes a material breach of this Agreement by the Company.

In order for Executive to be entitled to terminate employment for “Good Reason”, Executive must first notify either the Company’s CEO or the Company’s Chief Legal Officer in writing of the specific act or omission constituting “Good Reason” within a period not to exceed ninety (90) days of Executive becoming aware of the existence of the condition, upon the notice of which the Company shall have thirty (30) days to remedy the condition. If the Company does not remedy or otherwise correct the condition noticed within the thirty (30) day period, Executive may terminate employment for “Good Reason” by written notice delivered to either the Company’s CEO or the Company’s Chief Legal Officer within the following thirty days.

(c)      “Change in Control” means (i) the sale of all or substantially all of the assets of the Company; or (ii) if the Company, or the Company’s parent company if such parent is publicly traded, is “taken private” through a transaction or series of transactions that results in the common stock of the Company, or its parent company as the case may be, no longer being traded on a public exchange.  In addition, notwithstanding anything contained in this Agreement to the contrary, if Executive’s employment is terminated prior to a Change of Control and Executive reasonably demonstrate that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control (a “Third Party”), and who subsequently effectuates a Change of Control, then for all purposes of this Agreement, the date of a Change of Control shall mean the date immediately prior to the date of Executive’s termination of employment.

(d)      “Severance Pay” will consist of:

(i)	During the first two years of Executive’s employment:

A.	If Executive’s employment is either terminated by the Company other than for Cause or by the Executive for Good Reason prior to the two (2) year anniversary of Executive’s Start Date, a payment made in two (2) equal installments on the Company’s first two (2) regularly scheduled payroll pay dates following the date on which Executive’s employment terminates, equal to the sum of (X) Six Hundred Thousand Dollars minus any base salary paid under this Agreement, plus (Y) 200% of the performance bonuses paid to Executive under Section 3(a) for Executive’s employment through the date of termination.

B.	Notwithstanding the provisions of Section 7(a) hereof, if Executive’s employment is terminated prior to the two (2) year anniversary of Executive’s Start Date as the result of Executive’s death or due to disability as set forth in Section 7(a)(vii), a payment made in three (3) equal installments on the Company’s first three (3) regularly scheduled payroll pay dates following the date on which Executive’s employment terminates, equal to the sum of (X) Three Thousand Eight Hundred Forty-Six Dollars and Fifteen Cents ($3,846.15) multiplied by the number of weeks between Executive’s Start Date and termination date (with each business day in the first and final week of employment counting as 0.2 weeks), plus (Y) 200% of the performance bonuses paid to Executive under Section 3(a) for Executive’s employment through the date of termination. For purposes of clarity, Executive shall under no circumstances be entitled to Severance Pay pursuant to this Section 7(d)(i)(B) if Executive is otherwise entitled to Severance Pay pursuant to Section 7(d)(i)(A) hereof.

(ii)	After the first two (2) years of Executive’s employment:

A.	Continuation of Executive’s base salary for twenty-six (26) weeks following the date on which Executive’s employment terminates, in the event that both (A) Executive either is terminated by the Company other than for Cause or terminates employment for Good Reason, and (B) the date on which Executive’s employment terminates is not within six (6) months after the effective date of a Change of Control; or

B.	Continuation of Executive’s base salary for fifty-two (52) weeks following the date on which Executive’s employment terminates, in the event that both (A) Executive either is terminated by the Company other than for Cause or terminates employment for Good Reason, and (B) the date on which Executive’s employment with the Company terminates is within six (6) months after the effective date of a Change of Control; and

(iii)	In the event that Severance Pay is available pursuant to Section 7(d)(ii), the Company will, at its sole discretion, provide one of the following:

A.	Contribution by the Company toward Executive’s COBRA premiums (for Executive and Executive’s qualified beneficiaries) at the same percentage rate of contribution as the Company made towards Executive’s medical and dental coverage premiums during Executive’s period of employment for the same time period as that for which Executive is entitled to salary continuation pursuant to this Sub-section (subject at all times to (1) Executive’s continued payment of the remaining COBRA premiums not covered by the Company contribution referenced above and (2) Executive’s continued eligibility for COBRA coverage). To the extent required by law, or if the Company reasonably deems it necessary to avoid taxation of benefits to Executive, the Company may treat the contributions as taxable income, in which case they will be reported as W-2 compensation and subject to appropriate payroll tax withholding.

B.	Reimbursement by the Company for a portion of Executive’s COBRA premiums (for Executive and Executive’s qualified beneficiaries). The reimbursement amount will be a percentage of the COBRA premiums equal to the percentage rate of contribution as the Company made towards Executive’s medical and dental coverage premiums during Executive’s period of employment and will be paid for the same time period as that for which Executive is entitled to salary continuation pursuant to this Sub-section (subject at all times to (1) Executive’s continued payment of the COBRA premiums in full and (2) Executive’s continued eligibility for COBRA coverage). To the extent required by law, or if the Company reasonably deems it necessary to avoid taxation of benefits to Executive, the Company may treat the reimbursements as taxable income, in which case they will be reported as W-2 compensation and subject to appropriate payroll tax withholding.

C.	An increase in Executive’s salary continuation payments that, on a monthly basis, is equal to the contribution amount that the Company made on a monthly basis towards Executive’s medical and dental coverage premiums during Executive’s period of employment, continuing for the same time period as that for which Executive is entitled to salary continuation pursuant to this Sub-section but in no event any longer than the period for which COBRA continuation coverage would be available. This amount is taxable income, and will be reported as W-2 compensation and subject to appropriate payroll tax withholding.

In the event of Executive’s death while receiving Severance Pay, Executive’s designated beneficiary (or, if none, Executive’s estate) will receive the remaining Severance Pay.

(e)      Conditions to Severance Pay. To be and remain eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must execute, deliver to the Company, and not revoke a Release of Claims in substantially the same form attached hereto as Schedule II (as the same may be revised from time to time if such revision is necessary to ensure that such release is effective) (the “Release of Claims”), and any revocation period contained in such Release of Claims must expire; (ii) Executive must resign (upon written request by Company) from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; (iii) Executive must provide the Company for a period of thirty (30) days after the employment termination date with consulting services regarding matters within the scope of Executive’s former duties, upon request by the Company’s CEO, provided that Executive will only be required to provide those services by telephone at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments, such services shall not exceed fifteen (15) hours per week, Executive shall be compensated for such services at a rate of $300 per hour and Executive shall be reimbursed for all expenses incurred by Executive in connection with providing such consulting services; and (iv) Executive must comply with all provisions of Section(s) 10, 11 and 13 below.

If Executive fails to execute the Release of Claims before the expiration of the earlier of the time frame specified by the Company or the end of the sixty (60) day period immediately following Executive’s termination of employment, or if Executive timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to Severance Pay. Further, to the extent that any portion of the Severance Pay is subject to, and not exempt or excepted from Code Section 409A (“409A Severance Pay”), any payment of any amount or provision of such 409A Severance Pay otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining portion of the 409A Severance Pay shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(f)      Offsets to Severance Pay. Severance Pay for any week will be reduced by: (i) any disability benefits to which Executive is entitled for that week under any disability insurance policy or program (including but not limited to worker’s disability compensation); (ii) any severance pay payable to Executive by the Company under any other agreement or Company policy; (iii) any payment due to Executive under the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance; (iv) any unemployment compensation collected by Executive during the salary continuation period; and (v) any amounts that Executive agrees in writing that Executive owes to the Company.

8. Withholding and Deductions. All pay and benefits will be subject to withholding and deductions required by law or court order. The Company may offset any amounts Executive agrees in writing that Executive owes it against any amounts it owes Executive hereunder to the extent permitted by federal, state, and local law.

9. Indemnification; Directors’ and Officers’ Insurance.

(a)      During the term of this Agreement and thereafter, the Company agrees to indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Commencement Date, including, without limitation, any Claim, class action litigation, regulatory investigation or other proceeding in connection with Executive’s actions as a spokesperson for the Company in any capacity, and to promptly advance to Executive or Executive’s heirs or representatives all such Expenses upon receipt by the Company of a written request with appropriate documentation of such Expenses and, if required by applicable law, an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company against such Expenses. Neither the failure of the Company (including the Board or the Company’s independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under this Section 9(a) that Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including the Board or the Company’s independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has not met an applicable standard of conduct. The indemnification and advancement rights in this Section 9(a) shall be in addition to (and shall not restrict) any indemnification or advancement rights otherwise applicable to Executive.

(b)      During the term of this Agreement, the Company also shall provide Executive with coverage under its current directors’ and officers’ liability policy that is no less favorable in any respect than the coverage then provided to any other executive, officer or director of the Company. If Executive shall have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Company prompt written notice thereof; provided, that the failure to give such notice shall not affect Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding, and Executive will use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Company and Executive in connection with the defense of a proceeding, Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by Executive, which counsel shall reasonably cooperate, and reasonably coordinate the defense, with the Company’s counsel and reasonably minimize the expense of such separate representation to the extent consistent with Executive’s separate defense. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent.

10. Confidentiality.

(a)      Confidential Information. Executive acknowledges that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future shall be referred to herein as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without limitation, (A) the information, observations and data obtained by Executive during the course of Executive’s performance under this Agreement concerning the business and affairs of the Company and its Affiliates, (B) information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ business or industry of which Executive becomes aware through Executive’s employment with the Company, (C) the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance under this Agreement, and (D) solely with respect to the Company’s and its Affiliates’ business or businesses into which the Company is actively exploring expansion during Executive’s employment, product research and development, product formulations, and product formulation techniques and processes, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, support and equipment, in each case, of which Executive becomes aware through Executive’s employment with the Company. Therefore, Executive agrees that Executive shall only use such Confidential Information as may be required on behalf of the Company or its Affiliates in connection with Executive’s performance under this Agreement and that Executive shall not disclose to any unauthorized person or for Executive’s use for Executive’s own account any of such Confidential Information without the prior written consent of the Company’s Chief Executive Officer, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions, or (ii) is required to be disclosed pursuant to any applicable law or court order.

(b)      Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 10(a) above, Executive will only use Third Party Information in connection with Executive’s performance under this Agreement, will hold Third Party Information in the strictest confidence, and will not disclose Third Party Information to anyone other than personnel of the Company and its Affiliates who need to know such information in connection with their work for the Company or as otherwise directed by the Company’s Chief Executive Officer.

(c)      Mandatory Disclosure. In the event Executive is requested or compelled by court order, decree, subpoena or other process or requirement of law to disclose Confidential Information or Third Party Information Executive shall to the extent permissible and practicable under the circumstances provide reasonably prompt written notice (unless such notice is prohibited by law) to the Company of any such requirement so that the Company may, at its option and expense, seek a protective order or other appropriate remedy. Executive agrees to cooperate with the Company in any such proceeding, at the expense of the Company, provided that the foregoing shall not be construed to require Executive to undertake litigation or other legal proceedings on its own behalf. In the event that such protective order or other remedy is not obtained, Executive agrees to furnish only that portion of the confidential information which Executive is advised by Executive’s own counsel (provided at the Company’s expense) should be disclosed and to use reasonable efforts to obtain assurance that confidential treatment will be accorded the information.

(d)       Return of Information and Property. Upon termination of Executive’s employment, or at any other time as the Company may request in writing, Executive agrees to deliver to the Company any and all property of the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all Confidential Information, documents, keys, corporate credit cards and company provided computers, automobiles or other equipment. All such property will be returned promptly and in good condition except for normal wear.

11. Ideas, Concepts, Inventions and Other Intellectual Property.

(a)      All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during Executive’s employment, whether or not during working hours, and directly relating to the business of the Company (but, for purposes of clarity, not including any business ideas, concepts, inventions, improvements, developments or other intellectual property relating to any of the activities set forth on Schedule I), shall become and remain the exclusive property of the Company, and the Company’s successors and assigns. Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section 11 will continue in effect after termination of Executive’s employment as to such ideas, concepts, inventions, improvements and developments, and other intellectual property to the extent and only to the extent conceived before the date Executive’s employment terminates (other than, for purposes of clarity, any business ideas, concepts, inventions, improvements or developments, or other intellectual property relating to any of the activities set forth on Schedule I).

(b)      The parties agree that any breach of Executive’s covenants in Section 10 or Section 11 would cause the Company irreparable harm and that money damages would not be an adequate remedy for any such breaches. Therefore, in the event of a breach or threatened breach of Executive’s covenants in Sections 10 or 11, the Company or its successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, these provisions of this Agreement, without posting a bond or other security.

12. Non-Contravention. Executive represents and warrants that (a) Executive is not party to or bound by any employment, non-competition, confidentiality or other agreement that purports to prohibit or restrict Executive from engaging in employment with the Company pursuant hereto, or using expertise that Executive possesses (other than information constituting a trade secret of another person or entity under applicable law) for the benefit of the Company; and (b) that the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound. Without limiting the foregoing, Executive will not use in the course of Executive’s employment, or disclose to the Company or its personnel, any information belonging to any other person or entity that constitutes a trade secret of such person or entity under applicable law.

13. Non-Competition, Non-Solicitation, Conflicts. Executive agrees as follows:

(a)      Non-Competition. Except as set forth on Schedule I, Executive will not, during the term of employment and for a period of twelve (12) months thereafter, (i) directly or indirectly compete with the Company, or (ii) be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to any other business that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business. “Competitive Business” means the business of developing and selling (A) nutritional supplements, which for purposes hereof includes both dietary supplements and functional foods, such as protein shakes, bars and meal replacements, but specifically excluding conventional foods and (B) vitamins. Executive may submit a written request to the Company for a waiver of some or all of the restrictions provided by this Section 13. The Company agrees to consider such a request, but may grant or deny the request in its absolute discretion. In the event that the Company grants any such waiver, Executive agrees that the Company shall be released from any obligation to make further payments of Severance Pay upon Executive’s acceptance of employment with a Competitive Business, but that the release of such obligation shall not otherwise modify the terms of the Release of Claims signed by Executive in connection with the receipt of such Severance Pay and that such release shall remain in full force and effect.

(b)      Non-Solicitation. Executive will not during the term of employment and for a period of twelve (12) months thereafter, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and such employee, (ii) hire any person who was an employee of the Company at any time during Executive’s term of employment, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). For purposes of this Section 13(b), the term “employee” shall include consultants and independent contractors of the Company.

(c)      Exceptions. Nothing in this Section 13 prohibits Executive from being a passive owner of not more than 5% of any class of securities of publicly traded entity (or any amount of any class of securities of the Company), provided that Executive does not engage in other activity prohibited by this Section 13.

(d)      No Contravention of Purchase Agreement. The terms of this Section 13 shall, where applicable, run concurrently with but separately from the terms of Section 6.06 of the Purchase Agreement, provided that notwithstanding anything to the contrary herein, nothing in this Section 13 or elsewhere in this Agreement shall supersede, modify, reduce, restrict or otherwise contravene in any way, the terms of Section 6.06 of the Purchase Agreement regarding non-competition and non-solicitation, including specifically but not limited to, the length of the “Restricted Period” as defined therein. To the extent anything in this Agreement conflicts with the terms of Section 6.06 of the Purchase Agreement, the terms of Section 6.06 of the Purchase Agreement shall prevail.

(e)      Conflicts of Interest. During Executive’s employment, and other than with respect to permitted activities set forth on Schedule I, Executive will not acquire any financial interest in, accept gifts or favors from, or establish any relationship other than on behalf of the Company with, any customer, supplier, distributor, or other person who does or seeks to do business with the Company, unless Executive has disclosed the financial interest, gift, favor, or relationship to the Company’s Chief Legal Officer in writing and has received written approval for that activity or transaction; provided, however, that this restriction does not apply to casual and normal social/business relationships that do not involve exchange of money, gifts or favors other than normal business expenditures such as lunches or event attendance without significant cost. If any member of Executive’s family engages or proposes to engage in any relationship or activity that would be covered by the preceding sentence if engaged in by Executive, Executive will immediately disclose that proposed or actual relationship or activity as provided above.

14. Mutual Non-Disparagement. Executive agrees not to intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Company or any of its senior executive officers or directors. Neither the Company nor its affiliates (which for purposes hereof shall mean only the corporate entities themselves and their respective officers and directors) shall intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage Executive. Nothing set forth herein shall be interpreted to prohibit either party from responding publicly to incorrect public statements, or making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization.

15. No Mitigation; No Set-Off. In the event of any termination of Executive’s employment, Executive shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits provided, to Executive under any of the provisions of this Agreement. The Company’s obligation to make the payments, and provide the benefits, provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by (a) any set-off (except for such set-offs as expressly provided for herein), counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others, or (b) subject to Section 13(a) hereof, any remuneration or benefits attributable to any subsequent employment with an unrelated person, or any self-employment, that Executive may obtain. Any amounts due under this Section 15 are considered reasonable by the Company and are not in the nature of a penalty.

16. Interest on Late Payments. In the event that the Company refuses or otherwise fails to make a payment within ten (10) business days of when due and it is ultimately decided that Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually (with interpolation for partial years), equal to the prime lending rate as published in The Wall Street Journal and in effect as of the date the payment was first due.

17. Compliance with Section 409A.

(a)      All compensation and benefits payable under this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) or any exceptions or exemptions to such requirements. The parties intend that to the maximum extent permitted this Agreement shall be interpreted in accordance with such intent. The Company shall have no liability to Executive if this Agreement or any amounts paid or payable hereunder are subject to Code Section 409A or the additional tax thereunder.

(b)      For purposes of Code Section 409A, the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(c)      Further, to the extent subject to Code Section 409A, in no event shall any reimbursements be made later than the end of the calendar year following the year in which the expense was incurred, the expenses eligible for reimbursement or in-kind benefits provided in a taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, and the right to reimbursements or in-kind benefits is not subject to liquidation or exchange for any other benefit.

Notwithstanding any provisions to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified executive” within the meaning of that term under Code Section 409A(a)(2)(B), then with regards to any payment or the provision of any benefit that is not exempt from Code Section 409A, such payment or benefit shall not be made or provided prior to the earliest of (A) the expiration of six (6)-month period measured from the date of Executive’s “separation from service” (as such term is defined under Code Section 409A), (B) the date of Executive’s death, or (C) the expiration of such other period as may be required to comply with regulations and/or guidance issued under Code Section 409A (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17 (whether they would have otherwise been payable in a single sum or in installments in absence of such delay) shall be paid to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment procedures.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

20. Survival. Executive’s obligations under Sections 7 through 11 and 13 through 28 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of Executive’s employment with the Company.

21. Counterparts, Electronic Signatures. This Agreement may be executed in separate counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement. This Agreement may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution of the Agreement, and if so signed or delivered such electronic signatures shall be deemed to have the same legal effect as delivery of an original signature and may be relied on by each party as if the document were a manually signed original and will be binding on each party for all purposes.

22. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior consent of the Company. This Agreement may be assigned by the Company to any of its Affiliates or to any entity that acquires more than fifty-percent (50%) of the voting interests in the Company or all or substantially all of the assets of the Company.

23. Complete Agreement. This Agreement, including any Schedules thereto, embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, whether written or oral, with respect to such subject matter, except that nothing in this Agreement shall supersede any agreements or obligations of, by or among the parties contained in the Purchase Agreement including, but not limited to, Section 6.06 of the Purchase Agreement.

24. Company’s Representations. The Company represents and warrants that (a) it is fully authorized, by action of any person or body whose action is required, to enter into this Agreement and to perform its obligations under it; (b) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or any of its affiliates; and (c) upon execution and delivery of this Agreement by both Executive and the Company, it shall be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar law affecting the enforcement of creditors’ rights generally.

25. Amendments and Waivers. This Agreement cannot be amended, and the obligations under this Agreement cannot be waived, unless the amendment or waiver is agreed to in writing by Executive and the Company’s CEO, and no course of conduct or failure or delay to enforce or exercise any rights under this Agreement (including, but not limited to, the Company’s right to terminate Executive for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be a waiver or implied waiver of any provision of this Agreement.

26. Arbitration. Any dispute or controversy between the parties hereto, whether during the employment term or thereafter, including without limitation, any and all matters relating to this Agreement, Executive’s employment with the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule or regulation, or principle of contract law or common law, including but not limited to any medical leave statutes, wage payment statutes, employment discrimination statutes, employee benefit statutes, and any other equivalent federal, state, or local statute, will be settled by arbitration administered by the American Arbitration Association (“AAA”) in St. Petersburg, Florida, or such other venue as mutually agreed upon by the parties. The arbitration will be conducted pursuant to AAA’s National Rules for Resolution of Employment Disputes (or their equivalent), which arbitration will be confidential, final, and binding to the fullest extent permitted by law. There shall be one (1) arbitrator, selected jointly by the parties hereto, or if the parties cannot so agree on a single arbitrator, selected in accordance with AAA’s procedures. Each party hereto will be responsible for paying its attorney’s fees and costs incurred under this Section 26, except as may otherwise be provided by the arbitrator in order to comply with applicable substantive law. Further, the parties hereto will equally share any costs levied by the AAA, including the cost of the arbitrator and use of a hearing room, provided that Executive will not be obliged to pay for any portion of such costs beyond the maximum amount permitted in order that this arbitration provision be legally enforceable. The foregoing provisions of this Section 26 shall not be deemed (a) to preclude either party hereto from seeking preliminary injunctive relief to protect or enforce its rights hereunder, (b) to prohibit any court from making preliminary findings of fact in connection with granting or denying preliminary injunctive relief pending a final determination of factual issues by the arbitrator, or (c) to preclude either party from seeking permanent injunctive or other equitable relief after and in accordance with the decision and findings of the arbitrator.

27. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to its conflict of laws principles.

28. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) on the first business day following date sent if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent (if such date is a business day at the recipient’s address, otherwise on the next business day at the recipient’s address) by facsimile or e-mail of a PDF document (with confirmation of receipt by recipient); in each case a party’s refusal or willful avoidance of delivery shall be deemed to constitute delivery. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 28):

If to the Company:	Twinlab Consolidation Corporation
632 Broadway, Suite 201
New York, New York 10012
Facsimile: (212) 505-5413
E-mail: rneuwirth@twinlab.com
Attention: General Counsel

If to Executive:	Naomi L. Balcombe
2255 Glades Road, Suite 342W
Boca Raton, Florida 33432
E-mail: naomiwhittel@reserveage.com

with a copy to (which copy shall
not constitute notice):	King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309
Facsimile: (404) 572-5100
E-mail: rpatel@kslaw.com
Attention: Rahul Patel, Esq.

29. Executive’s Name and Likeness. The Company agrees and acknowledges that Executive retains all rights in and to Executive’s name, likeness, photograph and biographical information (“Executive’s Publicity Rights”). Notwithstanding the foregoing, Executive grants to the Company the limited, non-exclusive right to use the Executive’s Publicity Rights solely in connection with the business of the Company and only during the period equal to the longer of (a) two (2) years following the date hereof and (b) nine (9) months following termination of Executive’s employment for any reason. The foregoing notwithstanding, the Company shall not be precluded at any time after the foregoing grant of Executive’s Publicity Rights has expired from (i) maintaining Company educational literature and/or press releases created in the normal course during Executive’s employment, and which include Executive’s name and likeness, on any Company website or social media site where the Company generally maintains a historical library of such press releases and/or educational literature; (ii) maintaining on any Company website or social media site a library showing copies of historical third-party publications in which the Company or its products have been featured, even if a particular publication contained therein features Executive’s name or likeness; or (iii) from referencing Executive’s name or biographical information in any S.E.C. or other regulatory filing where such historical reference to Executive’s employment with the Company is required; provided, in each case, the manner of such use does not indicate that Executive is currently employed by the Company or endorsing its products.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of October, 2015 intending to be legally bound thereby.

TWINLAB CONSOLIDATION		EXECUTIVE
CORPORATION

/s/ Thomas A. Tolworthy		/s/ Naomi L. Balcombe
By:	Thomas A. Tolworthy	Naomi L. Balcombe
Its:	President and Chief Executive Officer